Exhibit 99.1

East West Bancorp, Inc.
135 N. Los Robles Ave., 7th Fl.
Pasadena, CA 91101
Tel. 626.768.6000
Fax 626.817.8838

NEWS RELEASE

INVESTOR RELATIONS CONTACT:
Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS RECORD NET INCOME FOR FULL YEAR 2015
OF $384.7 MILLION AND DILUTED EARNINGS PER SHARE OF $2.66

Pasadena, California - January 27, 2016 - East West Bancorp, Inc. (“East West” or the “Company”) (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the United States and Greater China, today reported its financial results for the fourth quarter and full year 2015. For the fourth quarter of 2015, net income was $91.8 million or $0.63 per diluted share. For the full year 2015, net income was $384.7 million or $2.66 per diluted share.

“East West is pleased to report record earnings of $384.7 million or $2.66 per diluted share for the full year of 2015, an increase in diluted earnings per share of 10% from 2014,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “2015 marks the sixth consecutive year that East West has achieved record earnings. Our growth and strong profitability have been achieved, in part by the strength of the U.S. economy and markets we serve, our niche as the bridge between the East and West, and through the hard work and dedication of our 2,800 associates.”

“For the full year 2015, East West had impressive growth in loans and deposits. Total loans grew $1.9 billion or 9% to a record $23.7 billion and total deposits grew $3.5 billion or 14% to a record $27.5 billion as of December 31, 2015. The 2015 loan growth was achieved through balanced, diversified loan originations in commercial real estate loans, commercial loans and consumer loans. Core deposits reached a record $20.9 billion, now comprising 76% of total deposits as of December 31, 2015,” continued Ng.

“We are proud that this robust growth has been achieved with growing profitability. The return on average assets was 1.27% and the return on average equity was 12.74% for the year ended December 31, 2015, both up two basis points year-over-year. As we look towards 2016, we are confident that the outlook for East West is bright. We will continue to focus on our bridge banking strategy, targeting the right opportunities and helping our customers thrive in the ever-changing business and market landscape. In 2016, we will also continue to focus on operational excellence, strengthening systems, capabilities and controls and ensuring a strong bank for future growth opportunities,” concluded Ng.

Full Year 2015 Highlights

•
Sixth Consecutive Year of Record Earnings - For the full year 2015, net income climbed to $384.7 million or $2.66 per diluted share, an increase of $38.8 million or 11% from $345.9 million(1) in 2014. Net income per diluted share for the full year of 2015 totaled $2.66, an increase of $0.25 or 10% from $2.41(1) in 2014.

•
Record Loans - Total loans receivable increased to a record $23.7 billion as of December 31, 2015 from $21.8 billion as of December 31, 2014. The year-over-year loan growth of $1.9 billion or 9% was primarily driven by increases of $1.2 billion or 20% in commercial real estate loans, $925.8 million or 11% in commercial loans and $442.3 million or 29% in consumer loans. These increases were partially offset by a $799.9 million or 21% decrease in single-family real estate loans, primarily due to secondary market loan sales during 2015.

•
Record Deposits - Total deposits grew to a record $27.5 billion as of December 31, 2015 from $24.0 billion as of December 31, 2014. The year-over-year deposit growth of $3.5 billion or 14% was primarily driven by a $1.3 billion or 17% increase in noninterest-bearing demand deposits, a $790.7 million or 31% increase in interest-bearing checking deposits and a $614.8 million or 10% increase in money market deposits.

•
Improvement in Credit Quality - Nonperforming assets as of December 31, 2015 totaled $128.4 million, an improvement of $4.0 million or 3%, compared to $132.4 million as of December 31, 2014. Nonperforming assets to total assets improved six basis points to 0.40% as of December 31, 2015, compared to 0.46% as of December 31, 2014.

Quarterly Results Summary

	Quarter Ended
($ in millions, except per share data)	December 31, 2015	September 30, 2015	December 31, 2014

Net income (1)	$91.81	$94.10	$95.50
Earnings per share (diluted) (1)	$0.63	$0.65	$0.66
Tangible equity (1)(2) per common share	$18.15	$17.79	$16.30

Return on average assets (1)	1.14%	1.22%	1.31%
Return on average equity (1)	11.67%	12.23%	13.28%

Net interest income	$246.94	$240.29	$259.49
Net interest margin	3.26%	3.32%	3.80%

Cost of deposits	0.29%	0.28%	0.28%
Adjusted efficiency ratio (2)	43.99%	40.06%	42.13%

(1)
Prior year period was restated to reflect the retrospective application of adopting the new accounting guidance related to the Company’s investments in qualified affordable housing projects Accounting Standards Update (“ASU”) 2014-01. See Table 11 for additional information.

(2)	See reconciliation of the GAAP to non-GAAP financial measure in Table 12.

Fourth Quarter Highlights

•
Strong Fourth Quarter Earnings - Net income totaled $91.8 million for the fourth quarter of 2015, compared to $94.1 million for the third quarter of 2015 and $95.5 million(1) for the fourth quarter of 2014. The 2015 fourth quarter results included a $19.0 million pretax impact from the early termination of the United Commercial Bank (“UCB”) shared-loss agreements, as discussed further below. Net income per diluted share for the fourth quarter of 2015 was $0.63, a decrease of $0.02 from the third quarter of 2015 and a decrease of $0.03 from the fourth quarter of 2014.

•
Record Loans - Total loans receivable of $23.7 billion as of December 31, 2015 were up $683.4 million or 3% from $23.0 billion as of September 30, 2015. The sequential quarter increase in loans receivable was primarily driven by increases of $390.1 million or 6% in commercial real estate loans and $383.9 million or 4% in commercial loans.

•
Record Deposits - Total deposits of $27.5 billion as of December 31, 2015 were up $716.9 million or 3% from $26.8 billion as of September 30, 2015. All core deposit categories grew during the quarter, with growth primarily experienced in interest-bearing checking deposits of $295.2 million or 10%, noninterest-bearing demand deposits of $282.6 million or 3% and money market deposits of $127.5 million or 2%.

•
Improvement in Credit Quality - Nonperforming assets as of December 31, 2015 totaled $128.4 million, an improvement of $1.4 million or 1%, compared to $129.8 million as of September 30, 2015. Nonperforming assets to total assets improved two basis points to 0.40% as of December 31, 2015, compared to 0.42% as of September 30, 2015.

•
Early Termination of the UCB Shared-Loss Agreements - During the fourth quarter of 2015, the Company reached an agreement with the Federal Deposit Insurance Corporation (“FDIC”) to early terminate the UCB shared-loss agreements and paid $118.4 million as consideration for the early termination. As a result, the income statement impact was a net expense of $19.0 million during the fourth quarter of 2015. As of December 31, 2015, the Company did not have any shared-loss agreements in place.

Management Guidance
The Company is providing guidance for the first quarter and full year of 2016. Management currently estimates that fully diluted earnings per share for the full year of 2016 will range from $2.80 to $2.84, an increase of $0.14 to $0.18 or 5% to 7% from $2.66 for the full year of 2015.

This EPS guidance for the full year of 2016 assumes:

•	Federal funds target rate increases 25 basis points in the third quarter of 2016 and 25 basis points in the fourth quarter of 2016

•	A net interest margin ranging from 3.29 % to 3.33% for the full year 2016

•	Loan growth of approximately 8.00% for the full year 2016

•	Deposit growth of approximately 6.00% for the full year 2016

•	Provision for loan losses of approximately $30 million to $35 million for the full year 2016

•	Noninterest expense excluding amortization of tax credit and other investments of approximately $560 million to $570 million for the full year 2016

•	Amortization of tax credit and other investments of approximately $70 million for the full year 2016

•	An effective tax rate of 25% for the full year 2016

Management currently estimates that fully diluted earnings per share for the first quarter of 2016 will range from $0.66 to $0.68, based on the assumptions stated above.

Balance Sheet Summary

Total assets as of December 31, 2015 reached a record $32.4 billion, an increase of $1.2 billion or 4% from $31.1 billion as of September 30, 2015. The increase in total assets was largely attributable to increases of $1.0 billion or 4% in loans held-for-investment and $820.9 million or 28% in available-for-sale investment securities, partially offset by decreases of $514.8 million or 27% in cash and cash equivalents and $317.4 million or 91% in loans held for sale.

Year-over-year, total assets were $3.6 billion or 13% higher than $28.7 billion(1) as of December 31, 2014. This growth was largely due to increases of $1.9 billion or 9% in loans held-for-investment and $1.1 billion or 44% in available-for-sale investment securities.

Total Loans
Total loans receivable as of December 31, 2015 were $23.7 billion, an increase of $683.4 million or 3% from $23.0 billion as of September 30, 2015. The loan growth during the fourth quarter of 2015 largely stemmed from increases of $390.1 million or 6% in commercial real estate loans and $383.9 million or 4% in commercial loans. During the fourth quarter of 2015, the Company sold loans in the secondary market, largely comprised of $267.4 million of single-family real estate loans and $31.8 million of Small Business Administration 7(a) loans, realizing net gains of $5.2 million. The $317.4 million sequential quarter decrease in loans held for sale was primarily due to the single-family real estate loan sales.

Year-over-year loan growth of $1.9 billion or 9% from $21.8 billion as of December 31, 2014 was largely attributable to increases of $1.2 billion or 20% in commercial real estate loans, $925.8 million or 11% in commercial loans and $442.3 million or 29% in consumer loans, partially offset by a decrease of $799.9 million or 21% in single-family real estate loans, as a consequence of loan sales during 2015.

Deposits and Other Liabilities
The quarter-to-date balance sheet growth was fueled by strong deposit growth during the fourth quarter of 2015. As of December 31, 2015, total deposits grew to a record $27.5 billion, an increase of $716.9 million or 3% from $26.8 billion as of September 30, 2015. Core deposits increased to a record $20.9 billion, an increase of $753.8 million or 4% from $20.1 billion as of September 30, 2015. All core deposit categories grew during the fourth quarter of 2015; in particular, interest-bearing checking deposits increased by $295.2 million or 10% and noninterest-bearing demand deposits increased by $282.6 million or 3%.

Compared to the prior year, total deposits grew $3.5 billion or 14% from $24.0 billion as of December 31, 2014. This growth was largely due to an increase in core deposits of $3.0 billion or 17% from $17.9 billion as of December 31, 2014. The year-over-year growth in core deposits was primarily comprised of increases of $1.3 billion or 17% in noninterest-bearing demand deposits, $790.7 million or 31% in interest-bearing checking deposits and $614.8 million or 10% in money market deposits. Time deposits also experienced an increase of $504.2 million or 8% from December 31, 2014.

Federal Home Loan Bank (“FHLB”) advances increased $700.6 million to $1.0 billion as of December 31, 2015 from $318.9 million as of September 30, 2015. This increase in FHLB advances was the result of short-term advances entered into to improve our liquidity and available cash as of December 31, 2015. The duration of the short-term FHLB advances was approximately one month.

There were no balances for securities sold under repurchase agreements (“repurchase agreements”) reported as of December 31, 2015, compared to $150.0 million in repurchase agreements as of September 30, 2015. During the fourth quarter of 2015, the Company entered into a new securities purchased under resale agreement (“resale agreement”) that was eligible for netting against existing repurchase agreements, which resulted in the $150.0 million decrease in repurchase agreements between September 30, 2015 and December 31, 2015.

FOURTH QUARTER 2015 OPERATING RESULTS

Net Interest Income
Net interest income totaled $246.9 million for the fourth quarter of 2015, an increase of $6.7 million or 3% from the third quarter of 2015 and a $12.5 million or 5% decrease from $259.5 million for the fourth quarter of 2014. The sequential quarter increase in net interest income was primarily due to an increase in interest income resulting from the growth of the loan portfolio during the fourth quarter of 2015. The decrease in net interest income year-over-year primarily resulted from the lower accretion income associated with the loans acquired from the FDIC assisted acquisitions of UCB and Washington First International Bank (“WFIB”), partially offset by a decrease in interest expense on repurchase agreements that were paid off during 2015. The total accretion income included in loan interest income was $14.9 million for the fourth quarter of 2015, compared to $18.0 million for the third quarter of 2015 and $36.4 million for the fourth quarter of 2014.

During the fourth quarter of 2015, the net interest margin was 3.26%, compared to 3.32% for the third quarter of 2015 and 3.80% for the fourth quarter of 2014. This decrease in the net interest margin compared to both the sequential quarter and the prior year quarter was largely due to the reduction in accretion income as discussed above.

Cost of deposits increased one basis point to 0.29% for the fourth quarter of 2015, compared to 0.28% from both the third quarter of 2015 and the fourth quarter of 2014. Cost of funds was 0.33% for the fourth quarter of 2015, compared to 0.36% for the third quarter of 2015 and 0.43% for the fourth quarter of 2014.

Noninterest Income & Expense

Noninterest Income
Noninterest income was $44.5 million for the fourth quarter of 2015, a decrease of $9.7 million or 18% from $54.2 million for the third quarter of 2015 and an increase of $36.7 million or 470% from $7.8 million for the fourth quarter of 2014. The sequential quarter decrease in noninterest income was largely due to a $15.1 million increase in expenses related to the changes in FDIC indemnification asset and receivable/payable.

During the fourth quarter of 2015, the Company entered into an agreement to early terminate the UCB shared-loss agreements with the FDIC by making a payment of $118.4 million to the FDIC. As of September 30, 2015, the Company had accrued $110.6 million as a clawback liability under the UCB shared-loss agreements. The $19.0 million expense related to the changes in FDIC indemnification asset and receivable/payable during the fourth quarter of 2015 was a result of the $7.8 million difference in the accrual compared to the cash payment and also the write-off of $11.2 million in the remaining FDIC indemnification asset and receivables from the FDIC. The Company had previously terminated the WFIB shared-loss agreements with the FDIC during the third quarter of 2015 and has no remaining shared-loss agreements with the FDIC.

The following table presents total fees and other operating income for the quarters ended December 31, 2015, September 30, 2015 and December 31, 2014:

	Quarter Ended
($ in thousands)	December 31, 2015	September 30, 2015	December 31, 2014

Branch fees	$10,338	$9,982	$9,386
Letters of credit fees and foreign exchange income	13,986	7,468	11,229
Ancillary loan fees	4,722	4,839	2,749
Wealth management fees	3,958	4,374	4,057
Other fees and other operating income	11,958	9,477	8,297
Total fees and other operating income	$44,962	$36,140	$35,718

Total fees and other operating income totaled $45.0 million for the fourth quarter of 2015, an increase of $8.8 million or 24% and $9.2 million or 26% from the third quarter of 2015 and fourth quarter of 2014, respectively. The sequential quarter increase was largely due to a $6.5 million increase in letters of credit fees and foreign exchange income and a $2.5 million increase in other fees and operating income. The $9.2 million increase compared to the prior year quarter was largely due to increases of $3.7 million in other fees and other operating income, $2.8 million in letters of credit fees and foreign exchange income and $2.0 million in ancillary loan fees.

Noninterest Expense
Noninterest expense for the fourth quarter of 2015 totaled $144.9 million, $2.8 million or 2% lower than $147.7 million for the third quarter of 2015 and $19.2 million or 15% higher than $125.7 million(1) for the fourth quarter of 2014. The sequential quarter decrease in noninterest expense was primarily due to $15.2 million in repurchase agreements’ extinguishment costs incurred during the third quarter of 2015, partially offset by increases in other operating expense of $3.1 million, compensation and employee benefits of $2.7 million, consulting expenses of $2.7 million and amortization of tax credit and other investments of $2.3 million.

The Company’s adjusted efficiency ratio for the fourth quarter of 2015 was 43.99%, compared to 40.06% and 42.13% for the third quarter of 2015 and fourth quarter of 2014, respectively.

The Company’s effective tax rate for the fourth quarter of 2015 was 38.17%, compared to an effective tax rate of 32.30% for the third quarter of 2015 and 22.10% for the fourth quarter of 2014. The effective tax rate for the full year 2015 was 33.53%, compared to our previously estimated effective tax rate of 32% for the full year 2015.

The effective tax rate for the fourth quarter and full year 2015 was higher than our estimated effective tax rate of 32% due to certain tax credit investments that were entered into during 2015 (and included in the 2015 estimated effective tax rate in the previous quarters), but the assets were not placed into service in 2015. These assets are expected to be placed into service in 2016; correspondingly, the impact of these tax credits on the effective tax rate and the estimated book amortization have been included in the management’s 2016 earnings guidance above.

Credit Quality

The allowance for loan losses totaled $265.0 million as of December 31, 2015, compared to $264.4 million and $261.7 million as of September 30, 2015 and December 31, 2014, respectively. During the fourth quarter of 2015, the Company recorded a reversal of provision for credit losses of $2.0 million, compared to a provision for credit losses of $7.7 million for the third quarter of 2015 and $19.0 million for the fourth quarter of 2014. In the fourth quarter of 2015, net recoveries were $3.8 million, compared to net charge-offs of $5.2 million and $9.3 million in the third quarter of 2015 and fourth quarter of 2014, respectively.

The allowance for loan losses to loans held-for-investment ratio decreased to 1.12% as of December 31, 2015, from 1.17% and 1.20% as of September 30, 2015 and December 31, 2014, respectively. The decrease in the allowance for loan losses to loans held-for-investment ratio was primarily the result of an overall improvement in credit quality. Nonperforming assets totaled $128.4 million as of December 31, 2015, a decrease of $1.4 million or 1% from September 30, 2015 and a decrease of $4.0 million or 3% from December 31, 2014.

Capital Strength

Capital levels for East West remained solid. East West’s Common Equity Tier 1 (“CET1”) capital ratio was 10.5% as of December 31, 2015, compared to 10.8% as of September 30, 2015. Total risk-based capital ratio was 12.2% compared to 12.6% as of both September 30, 2015 and December 31, 2014. In general, the capital ratios were impacted by the increase in risk-weighted assets (“RWA”), due to the balance sheet growth during the quarter.

Regulatory Capital Metrics	Basel III (a)			Basel I
($ in thousands)	December 31, 2015 (b)	September 30, 2015	Well Capitalized Regulatory Requirement	December 31, 2014	Well Capitalized Regulatory Requirement

CET1 capital ratio	10.5%	10.8%	6.5%	N/A	N/A
Tier 1 risk-based capital ratio	10.6%	10.9%	8.0%	11.0%	6.0%
Total risk-based capital ratio	12.2%	12.6%	10.0%	12.6%	10.0%
Tier 1 leverage capital ratio	8.5%	8.7%	5.0%	8.4%	5.0%
RWA (c)	$25,231,370	$23,983,349	N/A	$21,931,486	N/A

(a)
On January 1, 2015, the Basel III capital rules became effective for the Company. Basel III revises the definition of capital and introduces a minimum CET1 ratio. The Basel III rules are subject to transition provisions primarily related to regulatory capital adjustments and deductions impacting CET1 capital and Tier 1 capital.

(b)	The Company’s December 31, 2015 regulatory capital ratios, capital and RWA are preliminary.

(c)
Under regulatory guidelines, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories of the obligor, or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar value in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total RWA.

Dividend Payout and Capital Actions

East West’s Board of Directors has declared first quarter 2016 dividends for the Company’s common stock. The common stock cash dividend of $0.20 per share is payable on February 16, 2016 to shareholders of record on February 1, 2016.

Conference Call
East West will host a conference call to discuss fourth quarter and full year 2015 earnings with the public on Thursday, January 28, 2016 at 8:30 a.m. PST/11:30 a.m. EST. The public and investment community are invited to listen as management discusses fourth quarter and full year 2015 results and operating developments. The following dial-in information is provided for participation in the conference call: Calls within the U.S. - (877) 506-6399; Calls within Canada - (855) 669-9657; International calls - (412) 902-6699.  A listen-only live broadcast of the call will also be available on the Investor Relations page of the Company’s website at www.eastwestbank.com/investors.

A replay of the conference call will be available on Thursday, January 28, 2016 at 10:00 a.m. PST/1:00 p.m. EST through Thursday, February 11, 2016. The replay numbers are: within the U.S. - (877) 344-7529; within Canada - (855) 669-9658; International calls - (412) 317-0088; and the replay access code is: 10078663.

About East West
East West Bancorp, Inc. is a publicly owned company with total assets of $32.4 billion and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 130 locations worldwide, including in the United States markets of California, Georgia, Massachusetts, Nevada, New York, Texas and Washington. In Greater China, East West’s presence includes full service branches in Hong Kong, Shanghai, Shantou and Shenzhen, and representative offices in Beijing, Chongqing, Guangzhou, Taipei and Xiamen.  For more information on East West, visit the Company’s website at www.eastwestbank.com.

Forward-Looking Statements

Certain matters set forth herein (including any exhibits hereto) constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. Forward-looking statements may include, but are not limited to, the use of forward-looking language, such as “likely result in,” “expects,” “anticipates,” “estimates,” “forecasts,” “projects,” “intends to,” or may include other similar words or phrases, such as “believes,” “plans,” “trend,” “objective,” “continues,” “remains,” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” “may,” “might,” “can,” or similar verbs. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties, some of which are beyond our control, include, but are not limited to, our ability to compete effectively against other financial institutions in our banking markets; changes in the commercial and consumer real estate markets; changes in our costs of operation, compliance and expansion; changes in the U.S. economy, including inflation, employment levels, rate of growth and general business conditions; changes in government interest rate policies; changes in laws or the regulatory environment including regulatory reform initiatives and policies of the U.S. Department of Treasury, the Board of Governors of the Federal Reserve Board System, the Federal Deposit Insurance Corporation, the U.S. Securities and Exchange Commission and the Consumer Financial Protection Bureau; changes in the economy of and monetary policy in the People’s Republic of China; changes in accounting standards as may be required by the Financial Accounting Standards Board or other regulatory agencies and its impact on critical accounting policies and assumptions; changes in the equity and debt securities markets; future credit quality and performance, including our expectations regarding future credit losses and allowance levels; fluctuations of our stock price; fluctuations in foreign currency exchange rates; success and timing of our business strategies; impact of reputational risk from negative publicity, fines and penalties and other negative consequences from regulatory violations and legal actions; impact of potential federal tax increases and spending cuts; impact of adverse judgments or settlements in litigation or of regulatory enforcement actions; changes in our ability to receive dividends from our subsidiaries; impact of political developments, wars or other hostilities that may disrupt or increase volatility in securities or otherwise affect economic conditions; impact of natural or man-made disasters or calamities or conflicts; continuing consolidation in the financial services industry; our capital requirements and our ability to generate capital internally or raise capital on favorable terms; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on our business, business practices and cost of operations; impact of adverse changes to our credit ratings from the major credit rating agencies; impact of failure in, or breach of, our operational or security systems or infrastructure, or those of third parties with whom we do business, including as a result of cyber attacks; and other similar matters; adequacy of our risk management framework, disclosure controls and procedures and internal control over financial reporting; the effect of the current low interest rate environment or changes in interest rates on our net interest income and net interest margin; the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin; a recurrence of significant turbulence or disruption in the capital or financial markets, which could result in, among other things, a reduction in the availability of funding or increased funding costs, reduced investor demand for mortgage loans and declines in asset values and/ or recognition of other-than-temporary impairment on securities held in our available-for-sale investment securities portfolio; and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2014, and particularly the discussion of risk factors within that document. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the Company’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. The Company assumes no obligation to update such forward-looking statements.

(1)
Prior periods were restated to reflect the retrospective application of adopting the new accounting guidance related to the Company's investments in qualified affordable housing projects ASU2014-01. See Table 11 for additional information.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share data)
(unaudited)
Table 1

	December 31, 2015	September 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$1,360,887	$1,875,703	$1,039,885
Short-term investments	299,916	258,028	338,714
Resale agreements (1)	1,600,000	1,400,000	1,225,000
Available-for-sale investment securities	3,773,226	2,952,277	2,626,617
Loans held for sale	31,958	349,375	45,950
Loans held-for-investment (net of allowance for loan losses of $264,959, $264,430 and $261,679)	23,378,789	22,381,302	21,468,270
Investment in qualified affordable housing partnerships, net (2)	193,978	170,213	178,962
Goodwill	469,433	469,433	469,433
Other assets (2)	1,242,735	1,263,345	1,350,761
Total assets (2)	$32,350,922	$31,119,676	$28,743,592

Liabilities and Stockholders’ Equity
Customer deposits	$27,475,981	$26,759,050	$24,008,774
Short-term borrowings	—	3,146	—
FHLB advances	1,019,424	318,872	317,241
Repurchase agreements (1)	—	150,000	795,000
Long-term debt	206,084	211,024	225,848
Accrued expenses and other liabilities	526,483	606,469	540,618
Total liabilities	29,227,972	28,048,561	25,887,481
Stockholders’ equity (2)	3,122,950	3,071,115	2,856,111
Total liabilities and stockholders’ equity (2)	$32,350,922	$31,119,676	$28,743,592

Book value per common share (2)	$21.70	$21.35	$19.89
Tangible equity (2)(3) per common share	$18.15	$17.79	$16.30
Tangible equity to tangible assets ratio (2)(3)	8.20%	8.36%	8.29%
Number of common shares at period-end (in thousands)	143,909	143,870	143,582

(1)
Resale and repurchase agreements are reported net pursuant to Accounting Standards Codification (“ASC”) 210-20-45, Balance Sheet Offsetting. As of December 31, 2015, all $450.0 million of repurchase agreements were eligible for netting against resale agreements, resulting in no repurchase agreements’ balances reported. As of September 30, 2015 and December 31, 2014, $300.0 million out of $450.0 million, and $200.0 million out of $995.0 million of repurchase agreements were eligible for netting against resale agreements, respectively.

(2)
Prior year period was restated to reflect the retrospective application of adopting the new accounting guidance related to the Company’s investments in qualified affordable housing projects ASU 2014-01. See Table 11 for additional information.

(3)	See reconciliation of the GAAP to non-GAAP financial measure in Table 12.

EAST WEST BANCORP, INC.
TOTAL LOANS AND DEPOSITS DETAIL
($ in thousands)
(unaudited)
Table 2

	December 31, 2015	September 30, 2015	December 31, 2014
Loans:
Real estate - commercial	$7,478,474	$7,088,408	$6,256,059
Real estate - land and construction	632,275	621,596	563,454
Commercial	9,003,007	8,619,156	8,077,201
Real estate - single-family	3,066,919	3,002,808	3,866,781
Real estate - multifamily	1,522,995	1,492,361	1,449,908
Consumer	1,956,091	1,834,579	1,513,742
Total loans held-for-investment (1)	23,659,761	22,658,908	21,727,145
Loans held for sale	31,958	349,375	45,950
Total loans (1), including loans held for sale	23,691,719	23,008,283	21,773,095
Unearned fees, premiums and discounts	(16,013)	(13,176)	2,804
Allowance for loan losses	(264,959)	(264,430)	(261,679)
Net loans (1)	$23,410,747	$22,730,677	$21,514,220

Customer deposits:
Noninterest-bearing demand	$8,656,805	$8,374,192	$7,381,030
Interest-bearing checking	3,336,293	3,041,085	2,545,618
Money market	6,932,962	6,805,460	6,318,120
Savings	1,933,026	1,884,535	1,651,267
Total core deposits	20,859,086	20,105,272	17,896,035
Time deposits	6,616,895	6,653,778	6,112,739
Total deposits	$27,475,981	$26,759,050	$24,008,774

(1)	Includes ASC 310-30 discount of $80.1 million, $90.8 million and $133.6 million as of December 31, 2015, September 30, 2015 and December 31, 2014, respectively.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share data)
(unaudited)
Table 3

	Quarter Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Interest and dividend income	$270,477	$264,632	$287,135
Interest expense	(23,536)	(24,343)	(27,647)
Net interest income before reversal of (provision for) credit losses	246,941	240,289	259,488
Reversal of (provision for) credit losses	2,000	(7,736)	(19,000)
Net interest income after reversal of (provision for) credit losses	248,941	232,553	240,488
Noninterest income	44,483	54,181	7,805
Noninterest expense (1)	(144,939)	(147,745)	(125,698)
Income before income taxes (1)	148,485	138,989	122,595
Income tax expense (1)	(56,680)	(44,892)	(27,093)
Net income (1)	$91,805	$94,097	$95,502

Earnings per share (1)
- Basic	$0.64	$0.65	$0.67
- Diluted	$0.63	$0.65	$0.66
Weighted average number of shares outstanding (in thousands)
- Basic	143,900	143,861	143,432
- Diluted	144,686	144,590	144,116

	Quarter Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Noninterest income:
Branch fees	$10,338	$9,982	$9,386
Letters of credit fees and foreign exchange income	13,986	7,468	11,229
Ancillary loan fees	4,722	4,839	2,749
Wealth management fees	3,958	4,374	4,057
Changes in FDIC indemnification asset and receivable/payable	(19,007)	(3,883)	(50,578)
Net gains on sales of loans	5,155	4,888	18,417
Net gains on sales of available-for-sale investment securities	13,373	17,036	4,248
Other fees and other operating income	11,958	9,477	8,297
Total noninterest income	$44,483	$54,181	$7,805

Noninterest expense:
Compensation and employee benefits	$68,895	$66,185	$59,369
Occupancy and equipment expense	15,302	15,362	15,588
Amortization of tax credit and other investments (1)	14,555	12,269	10,361
Amortization of premiums on deposits acquired	2,196	2,310	2,483
Deposit insurance premiums and regulatory assessments	5,049	4,726	5,161
Other real estate owned income	(1,433)	(1,374)	(4,286)
Legal expense	3,270	2,099	7,615
Data processing	2,589	2,602	2,537
Consulting expense	7,638	4,983	2,152
Repurchase agreements’ extinguishment costs	—	15,193	—
Deposit related expenses	2,800	2,362	2,103
Other operating expense	24,078	21,028	22,615
Total noninterest expense (1)	$144,939	$147,745	$125,698

(1)
Prior year period was restated to reflect the retrospective application of adopting the new accounting guidance related to the Company’s investments in qualified affordable housing projects ASU 2014-01. See Table 11 for additional information.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share data)
(unaudited)
Table 4

	Year Ended
	December 31, 2015	December 31, 2014
Interest and dividend income	$1,053,815	$1,153,698
Interest expense	(103,376)	(112,820)
Net interest income before provision for credit losses	950,439	1,040,878
Provision for credit losses	(14,217)	(49,158)
Net interest income after provision for credit losses	936,222	991,720
Noninterest income (loss)	183,383	(11,714)
Noninterest expense (1)	(540,884)	(532,983)
Income before income taxes (1)	578,721	447,023
Income tax expense (1)	(194,044)	(101,145)
Net income (1)	$384,677	$345,878

Earnings per share (1)
- Basic	$2.67	$2.42
- Diluted	$2.66	$2.41
Weighted average number of shares outstanding (in thousands)
- Basic	143,818	142,952
- Diluted	144,512	143,563

	Year Ended
	December 31, 2015	December 31, 2014
Noninterest income (loss):
Branch fees	$39,495	$37,866
Letters of credit fees and foreign exchange income	38,985	37,323
Ancillary loan fees	15,029	10,616
Wealth management fees	18,268	16,162
Changes in FDIC indemnification asset and receivable/payable	(37,980)	(201,417)
Net gains on sales of loans	24,874	39,132
Net gains on sales of available-for-sale investment securities	40,367	10,851
Other fees and other operating income	44,345	37,753
Total noninterest income (loss)	$183,383	$(11,714)

Noninterest expense:
Compensation and employee benefits	$262,193	$231,838
Occupancy and equipment expense	61,292	63,815
Amortization of tax credit and other investments (1)	36,120	44,092
Amortization of premiums on deposits acquired	9,234	10,204
Deposit insurance premiums and regulatory assessments	18,772	21,922
Other real estate owned income	(8,914)	(3,591)
Legal expense	16,373	53,018
Data processing	10,185	15,888
Consulting expense	17,234	8,511
Repurchase agreements’ extinguishment costs	21,818	—
Deposit related expenses	9,582	7,536
Other operating expense	86,995	79,750
Total noninterest expense (1)	$540,884	$532,983

(1)
Prior year period was restated to reflect the retrospective application of adopting the new accounting guidance related to the Company’s investments in qualified affordable housing projects ASU 2014-01. See Table 11 for additional information.

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
($ in thousands)
(unaudited)
Table 5

Average Balances	Quarter Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Loans:
Real estate - commercial	$7,282,106	$6,906,581	$6,190,071
Real estate - land and construction	634,601	591,266	527,732
Commercial	8,590,810	8,222,777	7,772,264
Real estate - single-family	3,183,770	3,364,514	3,777,006
Real estate - multifamily	1,502,009	1,454,773	1,473,282
Consumer	1,932,481	1,825,065	1,562,578
Total loans	$23,125,777	$22,364,976	$21,302,933

Available-for-sale investment securities	$3,255,976	$2,830,941	$2,592,325
Interest-earning assets	$30,020,404	$28,727,735	$27,057,843
Total assets (1)	$31,944,102	$30,662,930	$29,022,768

Customer deposits:
Noninterest-bearing demand	$8,809,031	$7,970,181	$7,636,630
Interest-bearing checking	3,178,877	2,838,728	2,446,895
Money market	7,079,586	6,938,009	6,395,838
Savings	1,909,838	1,823,036	1,668,101
Total core deposits	$20,977,332	$19,569,954	$18,147,464
Time deposits	6,582,823	6,659,322	6,151,558
Total deposits	$27,560,155	$26,229,276	$24,299,022

Interest-bearing liabilities	$19,349,119	$19,041,840	$18,015,306
Stockholders’ equity (1)	$3,121,332	$3,051,276	$2,853,244

Selected Ratios	Quarter Ended
	December 31, 2015	September 30, 2015	December 31, 2014

Return on average assets (1)	1.14%	1.22%	1.31%
Return on average equity (1)	11.67%	12.23%	13.28%
Interest rate spread	3.09%	3.14%	3.60%
Net interest margin	3.26%	3.32%	3.80%
Yield on interest-earning assets	3.57%	3.65%	4.21%
Cost of deposits	0.29%	0.28%	0.28%
Cost of funds	0.33%	0.36%	0.43%
Adjusted noninterest expense (2)(4)/average assets (1)	1.59%	1.53%	1.54%
Adjusted efficiency ratio (3)(4)	43.99%	40.06%	42.13%

(1)
Prior year period was restated to reflect the retrospective application of adopting the new accounting guidance related to the Company’s investments in qualified affordable housing projects ASU 2014-01. See Table 11 for additional information.

(2)
Adjusted noninterest expense represents noninterest expense, excluding repurchase agreements’ extinguishment costs, amortization of tax credit and other investments, amortization of premiums on deposits acquired and integration and merger related expenses (where applicable).

(3)
Represents noninterest expense, excluding repurchase agreements’ extinguishment costs, amortization of tax credit and other investments, amortization of premiums on deposits acquired and integration and merger related expenses (where applicable), divided by the aggregate of net interest income before reversal of (provision for) credit losses, and noninterest income.

(4)	See reconciliation of the GAAP to non-GAAP financial measure in Table 12.

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
($ in thousands)
(unaudited)
Table 6

Average Balances	Year Ended
	December 31, 2015	December 31, 2014
Loans:
Real estate - commercial	$6,781,671	$6,064,250
Real estate - land and construction	597,171	495,503
Commercial	8,140,624	6,960,925
Real estate - single-family	3,510,864	3,607,175
Real estate - multifamily	1,476,747	1,458,673
Consumer	1,769,512	1,765,292
Total loans	$22,276,589	$20,351,818

Available-for-sale investment securities	$2,847,655	$2,540,228
Interest-earning assets	$28,390,582	$25,798,578
Total assets (1)	$30,328,457	$27,652,970

Customer deposits:
Noninterest-bearing demand	$7,928,460	$6,834,871
Interest-bearing checking	2,795,379	2,179,428
Money market	6,763,979	5,958,461
Savings	1,785,085	1,748,465
Total core deposits	$19,272,903	$16,721,225
Time deposits	6,482,697	6,218,745
Total deposits	$25,755,600	$22,939,970

Interest-bearing liabilities	$18,781,466	$17,648,639
Stockholders’ equity (1)	$3,019,095	$2,718,173

Selected Ratios	Year Ended
	December 31, 2015	December 31, 2014

Return on average assets (1)	1.27%	1.25%
Return on average equity (1)	12.74%	12.72%
Interest rate spread	3.16%	3.83%
Net interest margin	3.35%	4.03%
Yield on interest-earning assets	3.71%	4.47%
Cost of deposits	0.29%	0.29%
Cost of funds	0.39%	0.46%
Adjusted noninterest expense (2)(4)/average assets (1)	1.56%	1.69%
Adjusted efficiency ratio (3)(4)	41.78%	45.28%

(1)
Prior year period was restated to reflect the retrospective application of adopting the new accounting guidance related to the Company’s investments in qualified affordable housing projects ASU 2014-01. See Table 11 for additional information.

(2)
Adjusted noninterest expense represents noninterest expense, excluding repurchase agreements’ extinguishment costs, amortization of tax credit and other investments, amortization of premiums on deposits acquired and integration and merger related expenses (where applicable).

(3)
Represents noninterest expense, excluding repurchase agreements’ extinguishment costs, amortization of tax credit and other investments, amortization of premiums on deposits acquired and integration and merger related expenses (where applicable), divided by the aggregate of net interest income before provision for credit losses, and noninterest income.

(4)	See reconciliation of the GAAP to non-GAAP financial measure in Table 12.

EAST WEST BANCORP, INC.
QUARTER-TO-DATE AVERAGE BALANCES, YIELDS AND RATES
($ in thousands)
(unaudited)
Table 7

	Quarter Ended
	December 31, 2015			December 31, 2014
	Average		Average	Average		Average
	Balance	Interest	Yield/Rate(1)	Balance	Interest	Yield/Rate(1)
Assets
Interest-earning assets:
Due from banks and short-term investments	$2,085,641	$3,397	0.65%	$1,678,398	$5,753	1.36%
Resale agreements (2)	1,479,891	5,859	1.57%	1,396,739	5,567	1.58%
Available-for-sale investment securities	3,255,976	11,428	1.39%	2,592,325	8,554	1.31%
Loans	23,125,777	248,638	4.27%	21,302,933	265,892	4.95%
FHLB and Federal Reserve Bank stock	73,119	1,155	6.27%	87,448	1,369	6.21%
Total interest-earning assets	$30,020,404	$270,477	3.57%	$27,057,843	$287,135	4.21%

Noninterest-earning assets:
Cash and cash equivalents	376,538			358,982
Allowance for loan losses	(268,870)			(256,928)
Other assets (3)	1,816,030			1,862,871
Total assets (3)	$31,944,102			$29,022,768

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Checking deposits	$3,178,877	$2,604	0.32%	$2,446,895	$1,734	0.28%
Money market deposits	7,079,586	5,155	0.29%	6,395,838	4,267	0.26%
Savings deposits	1,909,838	952	0.20%	1,668,101	796	0.19%
Time deposits	6,582,823	11,117	0.67%	6,151,558	10,080	0.65%
Federal funds purchased and other short-term borrowings	1,624	5	1.22%	310	—	—
FHLB advances	333,207	1,114	1.33%	316,886	1,029	1.29%
Repurchase agreements (2)(4)	52,174	1,413	10.74%	804,961	8,550	4.21%
Long-term debt	210,990	1,176	2.21%	230,757	1,191	2.05%
Total interest-bearing liabilities	$19,349,119	$23,536	0.48%	$18,015,306	$27,647	0.61%

Noninterest-bearing liabilities:
Demand deposits	8,809,031			7,636,630
Other liabilities	664,620			517,588
Stockholders’ equity (3)	3,121,332			2,853,244
Total liabilities and stockholders’ equity (3)	$31,944,102			$29,022,768

Interest rate spread			3.09%			3.60%

Net interest income and net interest margin		$246,941	3.26%		$259,488	3.80%

(1)	Annualized.

(2)	Average volumes of resale and repurchase agreements are reported net pursuant to ASC 210-20-45, Balance Sheet Offsetting.

(3)
Prior year period was restated to reflect the retrospective application of adopting the new accounting guidance related to the Company’s investments in qualified affordable housing projects ASU 2014-01. See Table 11 for additional information.

(4)
The higher cost of funds noted on the repurchase agreements in the fourth quarter of 2015 is mainly due to lower balances of repurchase agreements reported as a result of the netting impacts pursuant to ASC 210-20-45, Balance Sheet Offsetting.

EAST WEST BANCORP, INC.
YEAR-TO-DATE AVERAGE BALANCES, YIELDS AND RATES
($ in thousands)
(unaudited)
Table 8

	Year Ended
	December 31, 2015			December 31, 2014
	Average		Average	Average		Average
	Volume	Interest	Yield/Rate	Volume	Interest	Yield/Rate
Assets
Interest-earning assets:
Due from banks and short-term investments	$1,851,604	$17,939	0.97%	$1,469,200	$23,214	1.58%
Resale agreements (1)	1,337,274	19,799	1.48%	1,340,411	20,323	1.52%
Available-for-sale investment securities	2,847,655	41,375	1.45%	2,540,228	44,684	1.76%
Loans	22,276,589	968,625	4.35%	20,351,818	1,059,205	5.20%
FHLB and Federal Reserve Bank stock	77,460	6,077	7.85%	96,921	6,272	6.47%
Total interest-earning assets	$28,390,582	$1,053,815	3.71%	$25,798,578	$1,153,698	4.47%

Noninterest-earning assets:
Cash and cash equivalents	342,606			322,581
Allowance for loan losses	(263,143)			(254,616)
Other assets (2)	1,858,412			1,786,427
Total assets (2)	$30,328,457			$27,652,970

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Checking deposits	$2,795,379	$8,453	0.30%	$2,179,428	$5,431	0.25%
Money market deposits	6,763,979	18,988	0.28%	5,958,461	16,001	0.27%
Savings deposits	1,785,085	3,468	0.19%	1,748,465	2,971	0.17%
Time deposits	6,482,697	42,596	0.66%	6,218,745	41,083	0.66%
Federal funds purchased and other short-term borrowings	4,797	58	1.21%	888	—	—
FHLB advances	327,080	4,270	1.31%	349,767	4,116	1.18%
Repurchase agreements (1)(3)	404,096	20,907	5.17%	955,147	38,395	4.02%
Long-term debt	218,353	4,636	2.12%	237,738	4,823	2.03%
Total interest-bearing liabilities	$18,781,466	$103,376	0.55%	$17,648,639	$112,820	0.64%

Noninterest-bearing liabilities:
Demand deposits	7,928,460			6,834,871
Other liabilities	599,436			451,287
Stockholders’ equity (2)	3,019,095			2,718,173
Total liabilities and stockholders’ equity (2)	$30,328,457			$27,652,970

Interest rate spread			3.16%			3.83%

Net interest income and net interest margin		$950,439	3.35%		$1,040,878	4.03%

(1)	Average volumes of resale and repurchase agreements are reported net pursuant to ASC 210-20-45, Balance Sheet Offsetting.

(2)
Prior year period was restated to reflect the retrospective application of adopting the new accounting guidance related to the Company’s investments in qualified affordable housing projects ASU 2014-01. See Table 11 for additional information.

(3)
The higher cost of funds noted on the repurchase agreements in 2015 is mainly due to lower balances of repurchase agreements reported as a result of the netting impacts pursuant to ASC 210-20-45, Balance Sheet Offsetting.

EAST WEST BANCORP, INC.
ALLOWANCE FOR CREDIT LOSSES
($ in thousands)
(unaudited)
Table 9

	Quarter Ended			Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Non-Purchased Credit Impaired (“Non-PCI”) Loans
Allowance for non-PCI loans, beginning of period	$263,889	$260,617	$252,464	$260,965	$247,406
(Reversal of) provision for loan losses on non-PCI loans	(3,135)	8,505	17,846	6,924	48,615
Net (recoveries) charge-offs:
Commercial real estate	(5,815)	52	30	(5,590)	1,155
Commercial	2,089	6,254	5,464	11,641	29,786
Residential	(111)	(1,123)	(1,364)	(2,935)	(1,307)
Consumer	(9)	50	5,215	173	5,422
Total net (recoveries) charge-offs	(3,846)	5,233	9,345	3,289	35,056
Allowance for non-PCI loans, end of period	$264,600	$263,889	$260,965	$264,600	$260,965
Purchased Credit Impaired (“PCI”) Loans
Allowance for PCI loans, beginning of period	$541	$612	$714	$714	$2,269
Reversal of provision for loan losses on PCI loans	(182)	(71)	—	(355)	(1,032)
Total charge-offs	—	—	—	—	523
Allowance for PCI loans, end of period	$359	$541	$714	$359	$714
Allowance for loan losses	$264,959	$264,430	$261,679	$264,959	$261,679
Unfunded Lending Commitments
Allowance for unfunded lending commitments, beginning of period	$19,043	$19,741	$11,558	$12,712	$11,282
Provision for (reversal of) unfunded lending commitments	1,317	(698)	1,154	7,648	1,575
Total charge-offs	—	—	—	—	145
Allowance for unfunded lending commitments, end of period	$20,360	$19,043	$12,712	$20,360	$12,712
Allowance for credit losses	$285,319	$283,473	$274,391	$285,319	$274,391

EAST WEST BANCORP, INC.
CREDIT QUALITY
($ in thousands)
(unaudited)
Table 10

Non-PCI Nonperforming Assets	December 31, 2015	September 30, 2015		December 31, 2014

Nonaccrual loans:
Real estate - commercial	$29,229	$29,639		$28,513
Real estate - land and construction	697	2,455		9,636
Commercial	64,735	60,703		28,801
Real estate - single-family	8,726	11,067		8,625
Real estate - multifamily	16,244	13,127		20,819
Consumer	1,738	528		3,868
Total nonaccrual loans	121,369	117,519		100,262
Other real estate owned, net	7,034	12,251		32,111
Total nonperforming assets	$128,403	$129,770		$132,373

Credit Quality Ratios:	December 31, 2015	September 30, 2015		December 31, 2014
Non-PCI nonperforming assets to total assets (1)	0.40%	0.42%		0.46%
Non-PCI nonaccrual loans to loans held-for-investment (1)	0.51%	0.52%		0.46%
Allowance for loan losses to loans held-for-investment (1)	1.12%	1.17%		1.20%
Allowance for credit losses to loans held-for-investment (1)	1.21%	1.25%		1.26%
Allowance for loan losses to non-PCI nonaccrual loans	218.31%	225.01%		261.00%
Quarter-to-date net (recoveries) charge-offs to average loans held-for-investment	(0.07)% (2)	0.09%	(2)	0.17% (2)
Year-to-date net charge-offs to average loans held-for-investment	0.01%	0.04%	(2)	0.18%

(1)	Total assets and loans held-for-investment include PCI loans of $970.4 million, $1.1 billion and $1.3 billion as of December 31, 2015, September 30, 2015, and December 31, 2014, respectively.

(2)	Annualized.

EAST WEST BANCORP, INC.
IMPACT OF ADOPTING NEW ACCOUNTING GUIDANCE
($ in thousands, except per share data)
(unaudited)
Table 11

In the first quarter of 2015, East West adopted ASU 2014-01, Accounting for Investments in Qualified Affordable Housing Projects. This ASU allows companies that invest in qualified affordable housing projects to elect the proportional amortization method of accounting for these investments, if certain conditions are met. The Company restated the prior period condensed consolidated financial statements to reflect the impact of the retrospective application of the new accounting guidance.

The following tables present the impact of the new accounting guidance on the condensed consolidated balance sheet and statements of income and the consolidated ratios at the periods indicated:

	December 31, 2014
Condensed Consolidated Balance Sheets	As Previously Reported	As Revised
Investment in qualified affordable housing partnerships, net	$178,652	$178,962
Other assets - deferred tax assets	$384,367	$389,601
Stockholders’ equity	$2,850,568	$2,856,111

	December 31, 2014
Consolidated Ratios and Other Measures	As Previously Reported	As Revised
Book value per common share	$19.85	$19.89
Tangible equity (1) per common share	$16.26	$16.30
Tangible equity to tangible assets (1)	8.27%	8.29%

	Quarter Ended		Year Ended
	December 31, 2014		December 31, 2014
Condensed Consolidated Statements of Income	As Previously Reported	As Revised	As Previously Reported	As Revised
Noninterest expense (2)	$135,246	$125,698	$564,551	$532,983
Income before taxes	$113,047	$122,595	$415,455	$447,023
Income tax expense	$20,049	$27,093	$72,972	$101,145
Net income	$92,998	$95,502	$342,483	$345,878
Earnings per share
- Basic	$0.65	$0.67	$2.39	$2.42
- Diluted	$0.65	$0.66	$2.38	$2.41

	Quarter Ended		Year Ended
	December 31, 2014		December 31, 2014
Consolidated Ratios and Other Measures	As Previously Reported	As Revised	As Previously Reported	As Revised
Return on average assets	1.27%	1.31%	1.24%	1.25%
Return on average equity	12.95%	13.28%	12.61%	12.72%

(1)	See reconciliation of the GAAP to non-GAAP financial measure in Table 12.

(2)
Included in noninterest expense was the line item amortization of tax credit and other investments of $19.9 million (previously reported) and $10.4 million (as revised) for the quarter ended December 31, 2014 and $75.7 million (previously reported) and $44.1 million (as revised) for the year ended December 31, 2014.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
($ in thousands)
(unaudited)
Table 12

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. Tangible equity and tangible equity to tangible assets ratios are non-GAAP disclosures. Tangible equity represents common shareholders’ equity which has been reduced by goodwill and intangible assets. Given that the use of such measures and ratios are more prevalent in the banking industry and with banking regulators and analysts, the Company has included them for discussion.

	December 31, 2015	September 30, 2015	December 31, 2014
Stockholders’ equity (1)	$3,122,950	$3,071,115	$2,856,111
Less:
Goodwill and other intangible assets	(511,031)	(511,584)	(515,478)
Tangible equity (1)	$2,611,919	$2,559,531	$2,340,633

Total assets (1)	$32,350,922	$31,119,676	$28,743,592
Less:
Goodwill and other intangible assets	(511,031)	(511,584)	(515,478)
Tangible assets (1)	$31,839,891	$30,608,092	$28,228,114
Tangible equity to tangible assets ratio (1)	8.20%	8.36%	8.29%

Adjusted efficiency ratio represents noninterest expense, excluding repurchase agreements’ extinguishment costs, amortization of tax credit and other investments, amortization of premiums on deposits acquired, and integration and merger related expenses, divided by the aggregate of net interest income before provision for credit losses, and noninterest income. The Company believes that presenting the adjusted efficiency ratio shows the trend in recurring overhead-related noninterest expense relative to recurring net revenues. This provides clarity to financial statement users regarding the ongoing performance of the Company and allows comparability to prior periods.

	Quarter Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Total noninterest expense (1)	$144,939	$147,745	$125,698
Less:
Repurchase agreements’ extinguishment costs	—	(15,193)	—
Amortization of tax credit and other investments (1)	(14,555)	(12,269)	(10,361)
Amortization of premiums on deposits acquired	(2,196)	(2,310)	(2,483)
Integration and merger related expenses	—	—	(253)
Adjusted noninterest expense	$128,188	$117,973	$112,601
Net interest income before reversal of (provision for) credit losses	$246,941	$240,289	$259,488
Noninterest income	44,483	54,181	7,805
Net interest income and noninterest income	$291,424	$294,470	$267,293
Adjusted efficiency ratio	43.99%	40.06%	42.13%

	Year Ended
	December 31, 2015	December 31, 2014
Total noninterest expense (1)	$540,884	$532,983
Less:
Repurchase agreements’ extinguishment costs	(21,818)	—
Amortization of tax credit and other investments (1)	(36,120)	(44,092)
Amortization of premiums on deposits acquired	(9,234)	(10,204)
Integration and merger related expenses	—	(12,640)
Adjusted noninterest expense	$473,712	$466,047
Net interest income before provision for credit losses	$950,439	$1,040,878
Noninterest income (loss)	183,383	(11,714)
Net interest income and noninterest income (loss)	$1,133,822	$1,029,164
Adjusted efficiency ratio	41.78%	45.28%

(1)
Prior year period was restated to reflect the retrospective application of adopting the new accounting guidance related to the Company’s investments in qualified affordable housing projects ASU 2014-01. See Table 11 for additional information.